SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 22, 2006

Credit Suisse (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer (Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
❑  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 15, 2006, Credit Suisse Group, our ultimate parent, released its financial results for the three months and year ended December 31, 2005, including the financial results of the Institutional Securities and Wealth & Asset Management segments, of which we are a part.

Credit Suisse Group reported net income of CHF 1,103 million and CHF 5,850 million for the three months and year ended December 31, 2005, respectively. The Institutional Securities segment reported net income of CHF 336 million and CHF 1,080 million for the three months and year ended December 31, 2005, respectively. The Wealth & Asset Management segment reported net income of CHF 182 million and CHF 663 million for the three months and year ended December 31, 2005, respectively.

We have not reported our financial results for the year ended December 31, 2005 and will report these results in connection with the filing of our annual report on Form 10-K.

We expect our total net revenues for 2005 to be approximately $7.0 billion, an increase of approximately $680 million, or 11%, compared to 2004. Net revenues for 2005 and 2004 include approximately $975 million and $649 million, respectively, from the consolidation of certain private equity funds. Net income is unaffected by this consolidation as we record offsetting minority interests and related operating expenses.

Total net revenues from our Institutional Securities segment increased in 2005 compared to 2004, reflecting higher revenues from other institutional securities and trading, partially offset by lower investment banking revenues. Total net trading revenues increased slightly in 2005 compared to 2004, due to increases in equity net trading revenues and relatively flat fixed income net trading revenues. Investment banking revenues decreased slightly over the same period, reflecting declines in debt and equity underwriting revenues partially offset by an increase in advisory and other fees. In our Wealth & Asset Management segment, total net revenues increased, primarily reflecting the increase in net revenues from the consolidation of certain private equity funds in alternative capital, as private client services revenues remained essentially flat.

We expect total expenses for 2005 to be approximately $5.9 billion, an increase of approximately $1.4 billion, or 30%, compared to 2004. Our 2005 results included an incremental expense of approximately $284 million ($185 million after-taxes) recorded in the fourth quarter related to a change in our accounting treatment for share-based awards. For more information on this change in accounting treatment, please see our Current Report on Form 8-K dated February 13, 2006. Our 2005 results also included a $750 million ($487 million after-taxes) litigation charge in the second quarter to increase the reserve for certain private litigation. We expect to record net income of approximately $125 million for 2005 compared to $787 million for 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse (USA), Inc.

By:	/s/ David C. Fisher
David C. Fisher
Chief Financial and Accounting Officer

February 22, 2006